Exhibit 99.1
Borland Software Corporation Announces
Proposed Offering of Convertible Senior Notes due 2012
CUPERTINO, CA, January 31, 2007 — Borland Software Corporation (NASDAQ: BORL; the “Company”) announced today that, subject to market and other conditions, it intends to offer $125 million of Convertible Senior Notes due 2012 to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933. The Company also intends to grant the initial purchaser a 30-day option to purchase up to an additional $15 million aggregate principal amount of the notes to cover over-allotments.
Under certain circumstances, the notes will be convertible into the Company’s common stock at a price to be determined, unless the Company, with stockholder approval, settles the conversion of the notes in cash and shares of common stock.
The Company intends to use the net proceeds of the private placement to repurchase approximately $25 million of the Company’s common stock and for other general corporate purposes, including potential acquisitions.
The notes, and the common stock issuable upon conversion of the notes, have not been registered under the Securities Act of 1933, as amended (the “Securities Act”) or any state securities laws, and are being offered in the United States only to qualified institutional buyers in reliance on Rule 144A under the Securities Act. Unless so registered, the notes, and common stock issued upon conversion of the notes, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.
This announcement is neither an offer to sell nor a solicitation to buy any of these securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful. The securities will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933 and applicable state laws.
Investor Contact:
Erica Abrams, The Blueshirt Group for Borland
415-217-5864
erica@blueshirtgroup.com